UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 19, 2006

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Equipment Lease Financing

On September 19, 2006, we entered into an Equipment Lease Commitment and Master Equipment Lease with DHW Leasing, L.L.C. (“DHW”), relating to the lease of furniture, fixtures and equipment for future restaurants.  Under the terms of the Equipment Lease Commitment, DHW has agreed to purchase and lease to us equipment costing up to $16 million to equip future restaurant locations.  Each lease is expected to be for equipment costing a minimum of $800,000 and a maximum of $1.4 million per restaurant.  Payments due DHW will be based upon a five-year amortization of the purchase price with interest equal to the DHW bank base rate plus a blended 5.4% rate. The bank base rate referred to is the actual interest rate charged by DHW’s lender with respect to term loan financing used to purchase equipment to be leased to us.  The lease financing to be provided by DHW to us will be subject to the availability of financing commitments to DHW from its lenders.  DHW has advised us that its lenders will be reviewing loan commitments annually.  We and DHW have agreed upon a form of Master Finance Lease which provides, among other things, for a lease fee equal to 0.25% of the principal amount financed upon origination of each equipment lease.  We have the option to purchase the leased equipment for $1.00 upon payment in full of all rent payments due under each lease.  The equipment lease contains other customary terms and conditions.  We are not obligated to enter into any equipment leases with DHW, although we intend to enter into equipment leases with DHW for the foreseeable future.  DHW is not obligated to provide equipment leases for restaurants that are not developed and constructed by Dunham Capital Management, L.L.C.  The Equipment Lease Agreement and the Master Equipment Lease, which are attached hereto as Exhibits 10.1 and 10.2, are incorporated by reference in response to this Item 1.01.

The members of DHW are Donald A. Dunham, Jr., Charles J. Hey and Steven J. Wagenheim.  Mr. Wagenheim is our President, Chief Executive Officer, one of our directors and the beneficial owner of approximately 11.6% of our common stock.  Mr. Wagenheim owns a 20% membership interest in DHW and has agreed to personally guarantee 20% of DHW’s indebtedness to its lenders.

On August 28, 2006, our Board and Audit Committee considered and approved the DHW proposal to provide up to $16,000,000 of equipment financing and Mr. Wagenheim made a disclosure of his interest in DHW.  At the meeting, our Board and Audit Committee approved the DHW proposal with understanding that Mr. Wagenheim’s participation in the income and profits of DHW would not exceed 3% of the average principal balance of the amount guarantied for the term of the guarantied debt.  Mr. Wagenheim agreed to provide evidence to us of the amount guarantied.

In connection with the DHW transaction, we also entered into an amendment of our Development Agreement dated October 22, 2002 with Donald A. Dunham, Jr. and Dunham Capital Management, L.L.C. relating to the development of up to 22 restaurants.  Under the terms of the amendment, in lieu of future adjustments to restaurant leases, lease rates would be increased by 10% commencing on the fifth anniversary of each lease and on each five-year anniversary thereafter.  The future lease rate increases will apply to our leases under the Development Agreement in Omaha, Nebraska, Madison, Wisconsin and Roseville, Minnesota, as well as future leases.  The Amendment to Development Agreement, which is attached hereto as Exhibit 10.3, is incorporated by reference in response to this Item 1.01.

ITEM 2.03             CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The contents of Item 1.01 above are incorporated herein by reference in their entirety.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits.  See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: September 22, 2006	By:	/s/ Peter P. Hausback
Peter P. Hausback
Chief Financial Officer

EXHIBIT INDEX

10.1	Equipment Lease Commitment by and between DHW Leasing, L.L.C. and Granite City Food & Brewery Ltd. dated September 19, 2006.

10.2	Master Equipment Finance Lease by and between DHW Leasing, L.L.C. and Granite City Food & Brewery Ltd. dated September 19, 2006.

10.3	Amendment to Development Agreement by and between Donald A. Dunham, Jr., Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated September 19, 2006.